IDS Life Insurance Company


DEFERRED ANNUITY CONTRACT


-    Flexible purchase payments.
-    Optional fixed dollar or variable accumulation values and annuity payments.
-    Annuity payments to begin on the settlement date.
-    This contract is nonparticipating.  Dividends are not payable.

Annuitant:

Contract Number:

Contract Date:

Settlement Date:

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Settlement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE PAGE 10 FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS
If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract and refund all premiums which you have paid. This contract will then be considered void from its start.



(signature of) Richard W. Kling
President


(signature of) William A. Stoltzmann
Secretary

                                           CONTRACT DATA


Annuitiant:       John Doe                  Contract Date:     October 6, 1999

Contract Number:  XXXX-XXXXXXX              Settlement Date:   October 6, 2019

Contract Owner:   John Doe

Deferred Annuity Contract ("AXP Retirement Advisor Variable Annuity-Band 3")


Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.


Amount submitted With Application:                   $1,000,000
Scheduled Purchase Payment:
                           Annual Amount:            NA

Variable                                                                   Purchase Payments
Subaccounts     Fund                                                       Allocation Percentage
1.              AXP VP Strategy Aggressive Fund                                25%
2.              AXP VP Capital Resources Fund                                   0%
3.              AXP VP New Dimensions Fund                                      0%
4.              AXP VP International Fund                                      25%
5.              AXP VP Growth Fund                                              0%
6.              AXP VP Blue Chip Advantage Fund                                 0%
7.              AXP VP Small Cap Advantage Fund                                 0%
8.              AXP VP Diversified Equity Income Fund                           0%
9.              AXP VP Managed Fund                                             0%
10.             AXP VP Global Bond Fund                                         0%
11.             AXP VP Extra Income Fund                                        0%
12.             AXP VP Bond Fund                                                0%
13.             AXP VP Federal Income Fund                                      0%
14.             AXP VP Cash Management Fund                                     0%
15.             Goldman Sachs CORE U.S. Equity Fund                             0%
16.             Goldman Sachs CORE Small Cap Equity Fund                        0%
17.             Goldman Sachs Mid Cap Value Fund                                0%
18.             American Century VP Value Fund                                  0%
19.             American Century VP International Fund                          0%
20.             AIM V.I. Capital Appreciation Fund                              0%
21.             AIM V.I. Capital Development Fund                               0%
22.             Fidelity VIP Overseas Portfolio: Service Class                  0%
23.             Fidelity VIP III Growth & Income Portfolio: Service Class       0%
24.             Fidelity VIP III Mid Cap Portfolio: Service Class               0%
25.             Wagner U.S. Small Cap Advisor Portfolio                         0%
26.             Wagner International Small Cap Advisor Portfolio                0%
27.             Royce Micro-Cap Portfolio                                       0%
28.             Putnam VT Vista Fund Class IB                                   0%
29.             Putnam VT Intl. New Opportunities Fund Class IB                 0%
30.             Lazard Retirement International Equity Portfolio                0%

                                   CONTRACT DATA - (continued)

Variable                                                                   Purchase Payments
Subaccounts     Fund                                                       Allocation Percentage

31.             Templeton Intl. Smaller Co's Investments Fund Class 2           0%
32.             Franklin Real Estate Investments Fund Class 2                   0%
33.             Franklin Small Cap Value Investments Fund Class 2               0%
34.             Warburg Pincus Trust Emerging Growth Portfolio                  0%
35.             Third Avenue Variable Series Small Cap Value Portfolio          0%
36.             Janus Aspen Series International Growth Portfolio               0%
37.             Janus Aspen series Capital Appreciation Portfolio               0%

Fixed Account                                                                  50%

Contract Administrative Charge:  $30 annually.  Charge is waived if contract value, or purchase payments less purchase payments surrendered, equals or exceeds $50,000. See Contract Administrative Charge provision.


Maximum Purchase Payments Permitted:

                           1st contract year:                 $2,000,000
                           Each contract year thereafter:     $  100,000


Fixed Account Guaranteed Interest Rate:     3% Annual Effective Rate


As of the date this contract was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 4.25%. New rates may be declared from time to time.

                                   GUIDE TO CONTRACT PROVISIONS

Definitions                  Important words and meanings/Page 3

General Provisions           Entire Contract; Traditional IRA; Roth IRA;
                             Incontestable; Benefits Based on Incorrect
                             Data; State Laws; Federal Laws; Reports to
                             Owner; Evidence of Survival; Protection of
                             Proceeds; Payments by Us; Voting Rights/
                             Page 4

Ownership and Beneficiary    Owner's Rights; Trust or Custodial
                             Ownership; Change of Ownership; Beneficiary;
                             Change of Beneficiary/Page 5

Payments to Beneficiary      Describes options and amounts payable upon
                             death/Page 6

Purchase Payments            Purchase Payments; Allocation of Purchase
                             Payments; Amount and Intervals; Payment
                             Limits/Page 7

Contract Value               Describes the fixed and variable account
                             contract values; Interest to be Credited, Contract Administrative Charge; Premium Tax
                             Charges, Transfers of Contract Values/Page 9

Fixed and Variable Accounts  Describes the variable subaccounts, accumulation units and values; Net
                             Investment Factor; Mortality and Expense
                             Risk Charge; Annuity Unit Value/Page 10

Surrender Provisions         Surrender of the contract for its surrender
                             value; Rules for Surrender; Surrender Value;
                             Suspension or Delay in Payment of
                             Surrender/Page 12

Annuity Provisions           When annuity payments begin; Different ways
                             to receive annuity payments; Determination of payment amounts/Page 13

Tables of Settlement Rates   Tables showing amount of first variable annuity
                             payment and the guaranteed fixed annuity payments for the various payment plans/Page 15

                                            DEFINITIONS

The following words are often used in this contract. When we use these words, this is what we mean:

accumulation unit

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

annuitant

The person or persons on whose life monthly annuity payments depend.

annuity unit

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

code

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

contract anniversary

The same day and month as the contract date each year that the contract remains in force.

contract date

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

contract value

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

fixed account

The fixed account is made up of all our assets other than those in any separate account.

fixed annuity

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

settlement

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

settlement date

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date in order to select an appropriate annuity payment plan.

valuation date

A valuation date is each day the New York Stock Exchange is open for trading.

valuation period

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

variable annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

variable subaccounts

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

we, our, us

IDS Life Insurance Company

written request

A request in writing signed by you and delivered to us at our corporate office.

you, your

The owner of this contract.

                                        GENERAL PROVISIONS

Entire Contract

This contract form is the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Traditional IRA

If this contract is intended to qualify as an Individual Retirement Annuity
(IRA), we agree to and reserve the right to modify this contract to the extent necessary to qualify this contract as an Individual Retirement Annuity, as described in Sections 408(b) and 219 of the Internal Revenue Code of 1986, as amended and all related sections and regulations which are in effect during the term of the contract.

Roth IRA

If this contract is intended to qualify as a Roth IRA, we agree to and reserve the right to modify this contract to the extent necessary to qualify this contract as a Roth IRA as described in Section 408A of the Internal Revenue Code of 1986, as amended and all related sections and regulations which are in effect during the term of the contract.

Incontestable

This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up immediately. Any overpayments made by us will be subtracted from future payments.

State Laws

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

Federal Laws

This contract is intended to qualify as an annuity contract for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

Reports to Owner

At least once a year we will send you a statement showing the contract value and the cash surrender value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

Evidence of Survival

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

Payments by Us

All sums payable by us are payable from our corporate office. Any payment or surrender from a variable annuity is based on the variable contract value.

Voting Rights

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.

Trustee or custodian owners shall cast votes according to instructions received from appropriate annuitants. All other votes of such trustee or custodian under the same trust or custodial agreement shall be cast in the same proportion. If no instructions are received, the votes may be cast at the trustee's or custodian's discretion.

                        OWNERSHIP AND BENEFICIARY

Owner's Rights

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us. Your entire interest is non-forfeitable.

Trust or Custodial Ownership

If you are a tax qualified trust or tax qualified custodial account, then your trustees or custodian (or other successors) properly named by your trust or custodial agreement may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership (Restricted)

Your right to change the ownership of this contract is restricted. This contract may not be sold, assigned, transferred, forfeited, discounted or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any other person other than as may be required or permitted under Section 408 of the Internal Revenue Code or 1986, as amended. Your interest in this contract may be transferred to your former spouse, if any, under a divorce decree or a written instrument incident to such divorce.

However, if this contract is owned by a trustee of a tax-qualified trust or the custodian of a tax-qualified custodial account, such trustee or custodian may transfer ownership of this contract to the annuitant or to a qualified successor trustee or custodian. Such transfer shall be effective only if received by us at our corporate office. When so received, such transfer shall take effect as of the date of instrument, subject to any payment made or other action taken by us before such receipt.

Beneficiary

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. If no beneficiary is then living we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary

You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

                      PAYMENTS TO BENEFICIARY

Death Benefit Before the Settlement Date

If you die before the settlement date while this contract is in force, and you are age 80 or younger on the date of death, we will pay the beneficiary the greatest of:

1.   the contract value; or

2.   the total purchase payments paid less any "adjusted partial surrenders"; or

3. the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and less any "adjusted partial surrenders" since that contract anniversary.

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

(a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

(b)  is the death benefit on the date of (but prior to) the partial surrender.

If you are age 81 or older on the date of death, we will pay the beneficiary the greater of:

1.   the contract value; or

2.   the total purchase payments paid less any "adjusted partial surrenders".

If the annuitant dies before the settlement date, the beneficiary may elect to receive a lump sum payment anytime within five years after the date of death of the annuitant. In lieu of a lump sum payment, payments may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than:

(a) one year after the date of death in the case of a non-spouse beneficiary, or

(b) the date on which the annuitant would have attained age 70 1/2 in the case of a spouse beneficiary; and

3. the plan provides for payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

Spouse Option to Continue Contract Upon Owner's Death

If your death occurs prior to the settlement date, and your spouse is designated as sole beneficiary, they may elect in writing to forego receipt of the death benefit and instead continue this contract in force as the owner. This election by your spouse must be made within 60 days after we receive due proof of death.

If this contract is a traditional IRA, the settlement date may not be later than April 1 following the calendar year in which the annuitant would have attained 70 1/2 , or such other date which allows the spouse to satisfy the minimum distribution requirements under the Code.

Annuitant's Death After the Settlement Date

If the annuitant dies after the settlement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

                           PURCHASE PAYMENTS

Purchase Payments

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Allocation of Purchase Payments

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

Amount and Intervals

Your initial or scheduled purchase payments are shown under Contract Data. Purchase payments may be paid until the earlier of: (1) the date this contract terminates by surrender or otherwise; or (2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

If this contract is a traditional IRA, no annual purchase payments may be made with respect to the taxable year in which the annuitant attains age 70 1/2 or any later year, with the exception of employer purchase payments made in connection with a Simplified Employee Pension Plan.

If this contract is a Roth IRA, purchase payments may be made even after the annuitant has attained age 70 1/2.

Payment Limits Provision

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

If this contract is a traditional IRA, except as otherwise provided in this paragraph, the total purchase payments for any taxable year may not exceed $2,000. In the case of a rollover contribution described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3), of the Internal Revenue Code of
1986, as amended, there is no limit on the amount of your purchase payment. If this contract is maintained in connection with a Simplified Employee Pension Plan, employer purchase payments for any taxable year may not exceed 15% of your compensation or $30,000, whichever is less. All purchase payments must be made in cash. If you die before your entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

If this contract is a Roth IRA, except as otherwise provided in this paragraph, the total purchase payments for any taxable year may not exceed $2,000. In the case of a rollover contribution or a conversion of an Individual Retirement Annuity (other than a Roth IRA) to a Roth IRA as described in Sections 408A(c)(6) and 408A(d)(3)(C) of the Internal Revenue Code of 1986, as amended, there is no limit on the amount of your purchase payment. All purchase payments must be made in cash. If you die before the entire interest in this contract has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this contract.

With the exception of employer purchase payments/premiums made to a SIMPLE Retirement Account under a SIMPLE Savings Plan, no purchase payments/premiums may be made to this contract other than a rollover contribution from another SIMPLE Retirement Account under Section 408(d)(3)(G) of the Internal Revenue Code of 1986, as amended.

Employer purchase payments/premiums made to a SIMPLE Retirement Account under a SIMPLE Savings Plan for any taxable year may not exceed applicable contribution limits described in Section 408(p)(2) of the Internal Revenue Code of 1986, as amended.

Annual employer purchase payments/premiums to a SIMPLE Retirement Account under a SIMPLE Savings Plan may be made with respect to the taxable year in which the annuitant attains age 701/2 or any later date.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following: (1) a partial surrender from the fixed account; or (2) a lump sum transfer from the fixed account to the variable subaccounts.

We also reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 24 months; and (2) less than $600 in purchase payments have been paid under this contract. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

If this contract was purchased as part of your participation in the American Express Diversified Portfolio Service (or similar "wrap fee" program) and you discontinue such participation, we will cancel this contract. We will give you 30 days written notice before cancellation. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

                           CONTRACT VALUE

Contract Value

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

Variable Account Contract Value

The variable account contract value at any time will be: (1) the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less (2) any units deducted for charges or surrenders.

Fixed Account Contract Value

The fixed account contract value at any time will be: (1) the sum of all amounts credited to the fixed account under this contract; less (2) any amounts deducted for charges or surrenders.

Interest to be Credited

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our corporate office become available to us for use. Such interest will be credited at a rate that we determine from time to time. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

Contract Administrative Charge

We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value.

We waive this charge if your contract value, or your total purchase payments less any purchase payments surrendered, equals or exceeds $50,000.

If you make a full surrender of this contract, we deduct the full $30 contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.

Premium Tax Charges

A charge will be made by us against the contract value of this contract at the time that any premium taxes not previously deducted are payable.

Transfers of Contract Values

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made until the next contract anniversary.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures. This transfer privilege may be suspended or modified by us at any time.

                         FIXED AND VARIABLE ACCOUNTS

The Fixed Account

The fixed account is our general account. It is made up of all of our assets other than: (1) those in the variable subaccounts; and (2) those in any other segregated asset account.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1.   purchase payments allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units from:

1.   transfers from the subaccount; and

2.   surrenders from the subaccount; and

3.   contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

1.   is the sum of:

     a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b. the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

2. is the net asset value per share of mutual fund held in the variable subaccount, determined at the end of the last prior valuation period.

3.   is a factor representing the mortality and expense risk charge.

Mortality and Expense Risk Charge

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to .55% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

Annuity Unit Value

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the settlement tables on page 15.

                            SURRENDER PROVISIONS

Surrender

By written request and subject to the rules below you may:

1.   surrender this contract for the total surrender value; or

2.   partially surrender this contract for a part of the surrender value.

Rules for Surrender

All surrenders will have the following conditions;

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less. The contract value after a partial surrender must be at least $600.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts surrendered and charges which may apply can not be repaid.

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

Surrender Value

The surrender value at any time will be:

1.   the contract value;

2.   minus the contract administrative charge.

     Amounts surrendered from a Roth IRA: For tax purposes, the amounts surrendered will be treated in accordance with the distribution rules described in Section 408A of the Code.

Suspension or Delay in Payment of Surrender

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

                         ANNUITY PROVISIONS

Settlement

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

Change of Settlement Date - Traditional IRA

You may change the settlement date shown for this contract. Tell us the new date by written request. The maximum settlement date is the later of:

1. April 1 following the calendar year in which the annuitant attains age 70 1/2 or if later, retires; or

2. such other date which satisfies the minimum distribution requirements under the Code; or

3.   Such other date as agreed upon by us.

Not withstanding the above, the maximum settlement date is the later of:

1.   The contract anniversary on or proceeding the annuitant's 85th birthday; or

2.   the 10th contract anniversary.

Also, if you select a new settlement date, it must be at least 30 days after we receive your written request at our corporate office.

Change of Settlement Date - Roth IRA

You may change the settlement date shown for this contract. Tell us the new date by written request. The maximum settlement date is the later of:

1.   The contract anniversary on or proceeding the annuitant's 85th birthday; or

2.   the 10th contract anniversary; or

3.   such other date as agreed upon by us.

Also, if you select a new settlement date, it must be at least 30 days after we receive your written request at our corporate office.

Annuity Payment Plans

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us provided:

1. The Plan selected provides for payments over the life of the annuitant or over the life of the annuitant and a joint annuitant; or

2. the Plan selected provides for payments over a period which does not exceed the life expectancy of the annuitant, or the life expectancy of the annuitant and a joint annuitant; and

3.   the Plan selected meets the minimum death distribution requirements under
     Section 401(a)(9)(B) of the Code and related regulations which are in effect and applicable to Roth IRAs during the term of the contract.

     Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

     Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. You must select the guaranteed period.

     Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this Plan by the amount of the first monthly annuity payment.

     Plan D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

     Plan E - (Installments for a specified period ) This provides monthly annuity payments for a period of years. The period of years may be no less than 10 or more than 30.

By written request to us at least 30 days before the settlement date, you may select the Plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a Plan, we will make payments according to Plan B with payments guaranteed for ten years.

If the amount to applied to a Plan is less than $2,000 or would not provide an initial monthly payment of at least $20, we have the right to make a lump sum payment of the contract value.

Allocation of Contract Values at Settlement

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

Fixed Annuity

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B on page 16.

Variable Annuity

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

Determination of First Variable Annuity Payment

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A on page 15.

Variable Annuity Payments After the First Payment

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

Exchange of Annuity Units

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.

                    TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at settlement.

       Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
---------- ------- ----------------- ------ -------- ---------------- ------- -------- ---------------- --------------
                        Plan A                           Plan B                            Plan C          Plan D
---------- ------- ----------------- ------ -------- ---------------- ------- -------- ---------------- --------------
   Age               Life Income                       Life Income                       Life Income       Joint &
   at      Beginning  Non-Refund       Five Years         with         Fifteen Years     Installment      Survivor
 Annui-       In                        Certain         Ten Years         Certain          Refund        Non-Refund
                                                         Certain                                        Male & Female
tization    Year    Male    Female   Male   Female    Male   Female    Male   Female   Male    Female     Same Age
---------- ------- -------- -------- ------ -------- ------- -------- ------- -------- ------ --------- --------------
 Age 65     2005    6.49     5.85     6.44   5.83     6.29    5.77     6.06    5.66     6.13   5.67           5.34
            2010    6.40     5.78     6.35   5.76     6.22    5.71     6.00    5.61     6.06   5.61           5.30
            2015    6.31     5.72     6.27   5.70     6.15    5.65     5.95    5.56     6.00   5.56           5.25
            2020    6.23     5.66     6.19   5.64     6.08    5.60     5.90    5.52     5.93   5.51           5.21
            2025    6.15     5.60     6.12   5.59     6.01    5.54     5.84    5.47     5.88   5.47           5.18
            2030    6.08     5.55     6.05   5.53     5.95    5.50     5.80    5.43     5.82   5.43           5.14

 Age 70     2005    7.41     6.54     7.29   6.50     6.98    6.36     6.54    6.14     6.79   6.22           5.85
            2010    7.28     6.45     7.17   6.41     6.88    6.28     6.48    6.08     6.70   6.15           5.78
            2015    7.16     6.35     7.06   6.32     6.80    6.21     6.42    6.03     6.61   6.08           5.72
            2020    7.04     6.27     6.95   6.24     6.71    6.14     6.37    5.97     6.53   6.01           5.66
            2025    6.93     6.19     6.85   6.16     6.63    6.07     6.31    5.92     6.45   5.95           5.61
            2030    6.83     6.11     6.76   6.09     6.55    6.01     6.26    5.87     6.38   5.90           5.56

 Age 75     2005    8.67     7.58     8.42   7.47     7.78    7.15     7.02    6.70     7.65   6.99           6.59
            2010    8.49     7.43     8.26   7.34     7.68    7.05     6.97    6.63     7.53   6.89           6.49
            2015    8.32     7.30     8.11   7.21     7.58    6.96     6.91    6.57     7.42   6.80           6.40
            2020    8.16     7.18     7.97   7.10     7.48    6.87     6.86    6.51     7.31   6.71           6.31
            2025    8.00     7.06     7.83   6.99     7.38    6.78     6.81    6.46     7.21   6.62           6.24
            2030    7.86     6.95     7.70   6.89     7.29    6.70     6.75    6.40     7.12   6.55           6.16

 Age 85     2005   13.01    11.44    11.71  10.69     9.46    9.09     7.69    7.60    10.30   9.50           9.30
            2010   12.65    11.12    11.48  10.45     9.38    9.00     7.67    7.58    10.11   9.32           9.09
            2015   12.31    10.82    11.26  10.23     9.30    8.90     7.66    7.56     9.93   9.15           8.90
            2020   11.99    10.55    11.04  10.02     9.22    8.80     7.64    7.53     9.76   9.00           8.72
            2025   11.70    10.29    10.84   9.83     9.15    8.71     7.62    7.51     9.60   8.85           8.55
            2030   11.42    10.06    10.64   9.64     9.07    8.62     7.61    7.48     9.45   8.72           8.40

---------- ------- -------- -------- ------ -------- ------- -------- ------- -------- ------ --------- --------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

        Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 10.51                17                7.20                 24                5.88
         11                 9.77                 18                6.94                 25                5.76
         12                 9.16                 19                6.71                 26                5.65
         13                 8.64                 20                6.51                 27                5.54
         14                 8.20                 21                6.33                 28                5.45
         15                 7.82                 22                6.17                 29                5.36
         16                 7.49                 23                6.02                 30                5.28
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

      Table B- Dollar Amounts of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
---------- -------- ---------------- ------ -------- ---------------- ------- ------- ----------------- --------------
                        Plan A                           Plan B                            Plan C          Plan D
---------- -------- ---------------- ------ -------- ---------------- ------- ------- ----------------- --------------
           Settlement Life Income                      Life Income                      Life Income        Joint &
           Beginning  Non-Refund       Five Years         with        Fifteen Years     Installment       Survivor
Settlement    In                        Certain         Ten Years        Certain           Refund        Non-Refund
                                                         Certain                                        Male & Female
   Age      Year     Male   Female   Male   Female    Male   Female    Male   Female   Male    Female     Same Age
---------- -------- ------- -------- ------ -------- ------- -------- ------- ------- -------- -------- --------------
 Age 65     2005     5.30    4.68     5.26   4.66     5.15    4.62     4.95    4.53    4.84     4.43          4.20
            2010     5.21    4.61     5.17   4.60     5.07    4.55     4.89    4.48    4.77     4.38          4.15
            2015     5.12    4.55     5.09   4.53     4.99    4.49     4.83    4.42    4.71     4.34          4.11
            2020     5.04    4.48     5.01   4.47     4.92    4.44     4.77    4.38    4.66     4.29          4.07
            2025     4.96    4.43     4.94   4.42     4.86    4.39     4.72    4.33    4.60     4.25          4.03
            2030     4.89    4.37     4.87   4.37     4.79    4.34     4.67    4.29    4.55     4.21          3.99

 Age 70     2005     6.21    5.38     6.12   5.35     5.87    5.24     5.48    5.05    5.45     4.97          4.74
            2010     6.08    5.29     6.01   5.26     5.77    5.16     5.41    4.99    5.37     4.90          4.67
            2015     5.96    5.20     5.89   5.17     5.68    5.08     5.35    4.93    5.29     4.84          4.61
            2020     5.85    5.11     5.79   5.09     5.59    5.01     5.29    4.87    5.22     4.78          4.55
            2025     5.75    5.03     5.69   5.01     5.51    4.94     5.23    4.82    5.15     4.72          4.49
            2030     5.64    4.96     5.59   4.94     5.43    4.88     5.17    4.76    5.08     4.67          4.44

 Age 75     2005     7.47    6.42     7.27   6.33     6.72    6.07     6.00    5.65    6.24     5.68          5.50
            2010     7.29    6.28     7.11   6.20     6.61    5.97     5.94    5.59    6.14     5.60          5.40
            2015     7.12    6.15     6.96   6.08     6.50    5.87     5.88    5.52    6.04     5.51          5.31
            2020     6.96    6.03     6.82   5.97     6.40    5.78     5.83    5.46    5.95     5.43          5.23
            2025     6.81    5.91     6.68   5.86     6.30    5.69     5.77    5.40    5.86     5.36          5.15
            2030     6.67    5.81     6.55   5.76     6.21    5.60     5.72    5.34    5.77     5.29          5.08

 Age 85     2005    11.77   10.25    10.64   9.60     8.51    8.12     6.73    6.64    8.66     7.97          8.24
            2010    11.42    9.94    10.40   9.37     8.42    8.02     6.71    6.61    8.50     7.82          8.03
            2015    11.09    9.65    10.18   9.15     8.34    7.91     6.70    6.59    8.35     7.68          7.84
            2020    10.78    9.38     9.96   8.94     8.26    7.81     6.68    6.56    8.20     7.55          7.66
            2025    10.49    9.14     9.75   8.74     8.18    7.72     6.66    6.54    8.06     7.42          7.50
            2030    10.22    8.91     9.56   8.56     8.09    7.62     6.65    6.51    7.94     7.31          7.35

---------- -------- ------- -------- ------ -------- ------- -------- ------- ------- -------- -------- --------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.

      Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 9.61                 17                6.23                 24                4.84
         11                 8.86                 18                5.96                 25                4.71
         12                 8.24                 19                5.73                 26                4.95
         13                 7.71                 20                5.51                 27                4.47
         14                 7.26                 21                5.32                 28                4.37
         15                 6.87                 22                5.15                 29                4.27
         16                 6.53                 23                4.99                 30                4.18
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

DEFERRED ANNUITY CONTRACT


-    Flexible purchase payments.
-    Optional fixed dollar or variable accumulation values and annuity payments.
-    Annuity payments to begin on the settlement date.
-    This contract is nonparticipating.  Dividends are not payable.



IDS Life Insurance Company
IDS Tower 10
Minneapolis, Minnesota  55440